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                                                                    EXHIBIT 2(B)

                                 PLAN OF MERGER
                                      AND
                              AGREEMENT OF MERGER

     This Plan of Merger and Agreement of Merger dated as of August 25, 1994, is entered into by and between Firstar Corporation of Iowa, an Iowa corporation ("FCI"), and First Moline Financial Corp., a Delaware corporation ("First Moline"), and joined in by Firstar Corporation, a Wisconsin corporation ("Firstar"), for certain limited purposes.

     First Moline is a corporation duly organized and existing under the laws of Delaware with authorized common stock of 2,000,000 shares, $.01 par value, of which 282,550 shares are validly issued and outstanding.

     FCI is a corporation duly organized and existing under the laws of Iowa with authorized capital stock of 1,000 shares of Common Stock, no par value ("FCI Common Stock"), of which 1,000 shares are validly issued and outstanding, and are owned by Firstar.

     Firstar is a corporation duly organized and existing under the laws of Wisconsin with 120,000,000 shares of authorized Common Stock, $1.25 par value ("Firstar Common Stock"), of which 64,318,011 shares were validly issued and outstanding on March 31, 1994.

     Contemporaneous with the execution and delivery of this Plan of Merger and Agreement of Merger, Firstar, FCI and First Moline, have entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement" and, together with this Plan of Merger and Agreement of Merger, the "Agreements") that contemplates the merger of First Moline with and into FCI (the "Merger"), on the "Closing Date", as hereinafter defined, upon the terms and conditions provided in this Plan of Merger.

     The Boards of Directors of First Moline and FCI deem it fair and equitable to, and in the best interests of, their respective shareholders, that First Moline be merged with and into FCI with FCI being the Surviving Corporation (as hereinafter defined), on the terms and conditions herein set forth and pursuant to the Iowa Business Corporation Law and the Delaware General Corporation Law. Each such Board of Directors has approved this Plan of Merger, has authorized its execution and delivery and has directed that this Plan of Merger and the Merger be submitted to its respective shareholders for approval.

     The Board of Directors of Firstar has authorized the execution and delivery of this Plan of Merger and the issuance of the Firstar Common Stock and payment of the cash provided herein.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements, provisions and covenants herein contained, the parties hereto adopt and agree to the following agreements, terms and conditions relating to the Merger and the mode of carrying the same into effect.

     1. Merger. First Moline will be merged with and into FCI, which will be the surviving corporation (hereinafter called the "Surviving Corporation" whenever reference is made to it as of the Closing Date or thereafter). Such Merger will be pursuant to the provisions of and with the effect provided in the Iowa Business Corporation Law. The date when the Merger will be consummated is hereinafter referred to as the "Closing Date" as defined in Section 15 below.

     2. Name. The name of the Surviving Corporation will be the name of FCI in effect at the Closing Date.

     3. Board of Directors; Officers. The Board of Directors of the Surviving Corporation at the Closing Date will consist of all the persons who are directors of FCI immediately prior to the Closing Date. Such directors will serve as directors of the Surviving Corporation until the next annual meeting of the Surviving Corporation or until such time as their successors have been elected and have qualified. The officers of FCI immediately prior to the Closing Date will be the officers of the Surviving Corporation until their successors are elected or appointed in accordance with the Bylaws of the Surviving Corporation.

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     4. Articles of Incorporation. The Articles of Incorporation of FCI as in
effect immediately prior to the Closing Date will, from and after the Closing Date, be and continue to be the Articles of Incorporation of the Surviving Corporation until further amended as provided by law.

     5. Bylaws. The Bylaws of FCI as in effect immediately prior to the Closing Date will, from and after the Closing Date, be and continue to be the Bylaws of the Surviving Corporation until the same are altered, amended or rescinded as therein provided or as provided in the Articles of Incorporation of the Surviving Corporation.

     6. Effect of the Merger. At the Closing Date, First Moline will merge into FCI which will be the Surviving Corporation, and the separate existence of First Moline shall cease as provided in sec. 490.1106 of the Iowa Business Corporation Law. The title to all property owned by each corporation shall be vested in the Surviving Corporation without reversion or impairment and all liabilities of each corporation shall become those of the Surviving Corporation. Any civil, criminal, administrative or investigatory proceeding pending against either corporation may be continued as if the merger did not occur or the Surviving Corporation may be substituted in the proceeding.

     7. Conversion of Common Stock of FCI. At the Closing Date, the shares of FCI Common Stock validly issued and outstanding immediately prior to the Closing Date will, by virtue of the Merger and without any action by the holder thereof, be converted into 1,000 shares of Common Stock, no par value, of the Surviving Corporation so that all shares of Common Stock of the Surviving Corporation will be owned by Firstar. The outstanding certificates representing shares of Common Stock of FCI will, after the Closing Date, be deemed to represent the number of shares of the Surviving Corporation into which they have been converted and may be exchanged for new certificates of the Surviving Corporation upon the request of the holder thereof.

     8. Conversion of Common Stock of First Moline. (a) On the Closing Date, each share of First Moline Common Stock validly issued and outstanding immediately prior to the Closing Date (and not held by a dissenting shareholder under sec. 262 of the Delaware General Corporation Law) will, by virtue of the Merger and without any action by the holder thereof, be converted into the right to receive at the times described below the number of shares of Firstar Common Stock that is equal to (i) the quotient produced by dividing the Dollar Purchase Price Per Share (as hereinafter defined) by the Market Value of Firstar Common Stock on the Closing Date (as hereinafter defined), if such Market Value is between $31.00 and $35.00, (ii) the quotient produced by dividing the Dollar Purchase Price Per Share by $31.00, if the Market Value of Firstar Common Stock on the Closing Date is equal to or less than $31.00, or (iii) the quotient produced by dividing the Dollar Purchase Price Per Share by $35.00, if the Market Value of Firstar Common Stock on the Closing Date is equal to or greater than $35.00 (the result of any of the foregoing calculations, the "Exchange Ratio").

     (b) On the Closing Date, the option rights for 2,743 shares of First Moline Common Stock held by the President of First Moline on the date hereof, will by virtue of the Merger and without any action by the holder thereof, become and represent an option right to purchase the number of shares of Firstar Common Stock (rounded down to the nearest full share) determined by multiplying (x) the Exchange Ratio, times (y) 2,743, at an exercise price per share of Firstar Common Stock (rounded up to the nearest whole cent) equal to the quotient produced by dividing the exercise price per share of the option rights for First Moline Common Stock by the Exchange Ratio. After the Closing Date, and except as provided in this Section 8, each option for a share of Firstar Common Stock shall be exercisable on the same terms and conditions as were applicable under the First Moline Stock Option and Incentive Plan.

     (c) On the Closing Date, each option right for a share of First Moline Common Stock held by an optionholder on the date hereof, other than Option rights covered by Section 8(b) above, will, by virtue of the Merger and without any action by the holder thereof, be converted into the right to receive at the times described below the number of shares of Firstar Common Stock that is equal to (i) the quotient produced by dividing the Dollar Purchase Price Per Share (as hereinafter defined) minus $10.00, by the Market Value of Firstar Common Stock on the Closing Date (as hereinafter defined), if such Market Value is between $31.00 and $35.00, (ii) the quotient produced by dividing the Dollar Purchase Price Per Share minus $10.00 by $31.00, if the Market Value of Firstar Common Stock on the Closing Date is equal to or less than $31.00, or

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(iii) the quotient produced by dividing the Dollar Purchase Price Per Share minus $10.00 by $31.00, if the Market Value of Firstar Common Stock on the Closing Date is equal to or greater than $31.00.

     For the purposes of this Section 8, the "Market Value of Firstar Common Stock at the Closing Date" will be equal to the average composite closing prices per share of Firstar Common Stock on the New York Stock Exchange and the Chicago Stock Exchange on the five (5) consecutive trading days immediately preceding the calendar day immediately preceding the Closing Date. For the purposes of this Section 8, the "Dollar Purchase Price Per Share" means (a) $10,000,000 divided by (b) 304,494.

     If, during the period beginning on August 25, 1994 and ending upon the consummation of the Merger, the outstanding shares of Firstar Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, readjustment, stock dividend or similar transaction, or a distribution shall be made on the Firstar Common Stock in any security convertible into Firstar Common Stock, or a declaration of, or a record date for, such a change or distribution shall occur within that period, then appropriate adjustment or adjustments will be made in the conversion rate set forth in this sec. 8. Firstar shall give prompt written notice to First Moline of any event requiring such an adjustment.

     On and after the Closing Date, the holder of each such share of First Moline Common Stock or option right for a share of First Moline Common Stock will be treated as the record holder of such number of shares of Firstar Common Stock, subject, however, to the provisions of this Section 8 as to fractional interests in one share of Firstar Common Stock and to the provisions of Section 9 as to delivery of certificates for, and dividends payable upon, such shares of Firstar Common Stock. Notwithstanding the foregoing, no stockholder or optionholder of First Moline will become the holder of any fractional share of Firstar Common Stock, and neither certificates nor scrip for fractional shares of Firstar Common Stock will be issued for any fractional interests otherwise payable upon the Merger. In lieu thereof, each holder of shares of First Moline Common Stock or option right for a share of First Moline Common Stock who otherwise would have been entitled to a fractional share of Firstar Common Stock will be paid the value of such fraction in cash in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the closing price per share of Firstar Common Stock on the Closing Date on the New York Stock Exchange Composite Transaction Tape. In the case of any holder of First Moline Common Stock who did not vote for the Merger and who gives notice of objection with respect to any or all of his shares of First Moline Common Stock as provided in sec. 262 of the Delaware General Corporation Law, each such share of First Moline Common Stock will be converted into the right to receive the fair value of the share as provided in such statute. At the Closing Date, the holders of First Moline Common Stock or option right for a share of First Moline Common Stock will cease to have any rights with respect to such stock other than the rights to receive Firstar Common Stock as provided herein, cash in lieu of fractional shares or the fair value of the stock as provided herein or as provided by law.

     9. Surrender of First Moline Common Stock Certificates Upon Merger. Each holder of a certificate or certificates that prior to the Closing Date represented shares of First Moline Common Stock (other than holders exercising their rights to dissent in accordance with sec. 262 of the Delaware General Corporation Law) or option rights for shares of First Moline Common Stock will surrender the same to Firstar together with instructions for the issuance of shares of Firstar Common Stock and any payment by Firstar, in lieu of a fractional interest, to which the holder is entitled pursuant to this Plan of Merger and Agreement of Merger. Immediately following the Closing Date and after receipt of such certificates and such instructions in form satisfactory to Firstar, Firstar will mail, in accordance with such instructions and this Plan of Merger and Agreement of Merger, a check for any cash payment in lieu of fractional shares to which the holder is entitled and a certificate or certificates for any shares of Firstar Common Stock to which the holder is entitled. Firstar shall provide the form of Letter of Transmittal acceptable to it, to First Moline at least 15 days prior to the Closing. Until receipt of such certificates and instructions from a holder of First Moline Common Stock, Firstar will withhold (i) delivery of any such cash payment and (ii) delivery of any cash dividends distributed upon shares of Firstar Common Stock into which such holder's shares or option rights were converted. No interest will be paid or accrued on any cash payable upon the surrender of such certificates and Firstar will assume no responsibility for any delay not within Firstar's control in connection with the payment of any part

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of such funds. After the Closing Date and until surrendered for exchange, each outstanding certificate which, prior to the Closing Date represented shares of First Moline Common Stock, shall be deemed for all purposes to evidence ownership of and to represent the number of whole shares of Firstar Common Stock into which such shares of First Moline Common Stock or option rights for shares of First Moline Common Stock shall have been converted, and the record holder of such shares or option rights shall, after the Closing Date, be entitled to vote the shares of Firstar Common Stock in to which such shares of First Moline Common Stock or option rights for shares of First Moline Common Stock shall have been converted on any matters in which the holders of record of Firstar Common Stock, as of any date subsequent to the Closing Date, shall be entitled to vote.

     10. Shareholder Approval. This Plan of Merger and Agreement of Merger will be submitted to the respective shareholders of First Moline and FCI for ratification and confirmation by consent or at meetings to be called and held in accordance with the applicable provisions of law and the respective Articles of Incorporation and Bylaws of First Moline and FCI. First Moline and FCI will proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise, necessary for consummation of the Merger, and the other transactions contemplated hereby and by the Reorganization Agreement on the terms herein and therein provided.

     11. Consummation of the Merger. Consummation of the Merger is conditional upon the fulfillment or waiver of the conditions precedent set forth in Articles VII, VIII, and IX of the Reorganization Agreement.

     12. Termination. This Plan of Merger and Agreement of Merger may be terminated and the Merger abandoned by mutual consent of the respective Boards of Directors of First Moline and FCI at any time prior to the Closing Date or as otherwise provided in Article XI of the Reorganization Agreement. If the Reorganization Agreement is terminated in accordance with Article XI thereof, then this Plan of Merger and Agreement of Merger will terminate simultaneously and the Merger will be abandoned without further action by First Moline or FCI.

     13. Waivers; Amendments. Either First Moline or FCI may, at any time prior to the Closing Date, by action taken by its Board of Directors or officers thereunto authorized, waive the performance of any of the obligations of the other or waive compliance by the other with any of the covenants or conditions contained in this Plan of Merger and Agreement of Merger or agree to the amendment or modification of this Plan of Merger and Agreement of Merger by an agreement in writing executed in the same manner as this Plan of Merger and Agreement of Merger; provided, however, that after a favorable vote by or consent of the shareholders of First Moline any such action will be taken by First Moline only if, in the opinion of its Board of Directors, such waiver, amendment or modification will not have any material adverse effect on the benefits intended under this Plan of Merger and Agreement of Merger for the shareholders of First Moline.

     14. Closing Date. The Merger will become effective on the day (the "Closing Date") on which and at the time at which the Articles of Merger filed by First Moline and FCI with the Iowa Secretary of State are effective, as provided in sec. 490.1105 of the Iowa Business Corporation Law.

     15. Captions; Counterparts. The captions in this Plan of Merger and Agreement of Merger are for convenience only and will not be considered a part of or affect the construction or interpretation of any provision of this Plan of Merger and Agreement of Merger. This Plan of Merger and Agreement of Merger may be executed in several counterparts, each of which will constitute one and the same instrument.

     16. Governing Law. This Plan of Merger is to be construed and interpreted in accordance with the laws of the State of Iowa, except insofar as the laws of the State of Delaware shall mandatorily apply to the Merger.

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     17. Notices. All notices given hereunder shall be in writing and shall be mailed by first-class mail, postage prepaid, or sent by facsimile transmission or by nationally recognized overnight delivery service, addressed as follows:

          (a) If to Firstar or FCI, to:

               Firstar Corporation
               Attention: Jon H. Stowe,
                          Executive Vice President
               777 East Wisconsin Avenue
               Milwaukee, Wisconsin 53202

             with a copy to:

               Firstar Corporation
               Law Department
               Attn: Howard H. Hopwood, III
                     Senior Vice President and General Counsel
               777 East Wisconsin Avenue
               Milwaukee, Wisconsin 53202

          (b) If to First Moline, to:

               First Moline Financial Corp.
               Attention: Byrd Krumbholz
                          President and Chief Executive Officer
               1616 Sixth Avenue
               Moline, IL 61265

             with a copy to:

               Daniel C. McKay, II
               Vedder, Price, Kaufman & Kammholz
               222 North LaSalle Street, Suite 2600
               Chicago, IL 60601

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     18. Consent to Service of Process. FCI shall (a) file with the Secretary of
State of the state of Delaware an agreement that it may be served with process in the state of Delaware in any proceeding for the enforcement of any obligation of First Moline and in any proceeding for the enforcement of the rights of a dissenting shareholder of First Moline against FCI, together with an irrevocable appointment of said Secretary of State as FCI's agent to accept service of process in any such proceeding, and (b) specify the address to which a copy of any such process shall be mailed by the Secretary of State.

             [THE REMAINDER OF THIS PAGE LEFT BLANK INTENTIONALLY.]

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     IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger and
Agreement of Merger to be duly executed as of the date first above written.

                                                FIRSTAR CORPORATION

[SEAL]                                          By: /s/ JON H. STOWE
                                                --------------------------------------------
                                                Title: Executive Vice President

                                                Attest: /s/ JOHN A. KIELICH
                                                --------------------------------------------
                                                Title: First Vice President

                                                FIRSTAR CORPORATION OF IOWA

[SEAL]                                          By: /s/ JAMES R. LANG
                                                --------------------------------------------
                                                Title: President

                                                Attest: /s/ JEFFREY B. WEEDEN
                                                --------------------------------------------
                                                Title: Senior Vice President

                                                FIRST MOLINE FINANCIAL CORP.

[SEAL]                                          By: /s/ BYRD KRUMBHOLZ
                                                --------------------------------------------
                                                Title: President

                                                Attest: /s/ GLENN MEDHUS
                                                --------------------------------------------
                                                Title: Chairman

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                                  CERTIFICATE

     I,                               , hereby certify that I am the duly
elected Secretary of First Moline Financial Corp., presently serving pursuant to the Certificate of Incorporation and Bylaws of the Corporation and, further, that at a special meeting of the shareholders of the Corporation, held upon due notice given, a majority of the shares entitled to be votes, were voted in favor of this Agreement.

                                          --------------------------------------
                                          Secretary

                                  CERTIFICATE

     I,                               , hereby certify that I am a duly elected
Assistant Secretary of Firstar Corporation of Iowa, presently serving pursuant to the Articles of Incorporation and Bylaws of the Corporation and, further, that the sole shareholder of the Corporation has consented in writing, in lieu of a special meeting of the shareholders, to this Agreement.

                                          --------------------------------------
                                          Assistant Secretary

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